UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 22, 2025
Vail Resorts, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware		001-09614	51-0291762
(State or Other Jurisdiction of Incorporation or Organization)		(Commission File Number)	(I.R.S. Employer Identification No.)

390 Interlocken Crescent
Broomfield,	Colorado		80021
(Address of Principal Executive Offices)			(Zip Code)

(303)	404-1800
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	MTN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer
The Board of Directors (the “Board”) of Vail Resorts, Inc. (“Vail Resorts” or the “Company”) has appointed Robert A. Katz, current Executive Chairperson of the Board, to succeed Kirsten A. Lynch as Chief Executive Officer of the Company, effective May 22, 2025 (the “Effective Date”).

Katz, age 58, previously served as Chief Executive Officer of Vail Resorts beginning in February 2006, was appointed Chairperson of the Board of Directors in March 2009, and served in both roles until November 2021, at which point he was appointed Executive Chairperson. He previously served as Lead Director of Vail Resorts from June 2003 until his appointment as CEO. Katz has served on the Board since 1996 and has been involved with the Company since 1991. Prior to becoming the CEO, he was associated with Apollo Management L.P., a private equity investment firm, since its founding in 1990. Katz is a founder and board member of the Katz Amsterdam Foundation which has a long track record of working with mountain communities to improve access to mental and behavioral healthcare. Katz currently serves on the Board of Directors of YETI Holdings, Inc. and on the Wharton Leadership Advisory Board. He has previously served on numerous private, public and non-profit boards.

The terms of Mr. Katz’s compensation as Chief Executive Officer are expected to be determined and approved by the independent directors of the Board at a later date, and will be disclosed in an amendment to this Current Report on Form 8-K.

There are no family relationships between Mr. Katz and any Company director or executive officer, and no arrangements or understandings between Mr. Katz and any other person pursuant to which he was selected as an officer. Mr. Katz is not a party to any current or proposed transaction with the Company for which disclosure is required under Item 404(a) of Regulation S-K.

Departure of Chief Executive Officer and Director
In connection with Mr. Katz’s appointment, the Company also announced the departure of Kirsten A. Lynch from her role as Chief Executive Officer of the Company, effective as of the Effective Date. Ms. Lynch also stepped down from her role as a member of the Board, effective as of the Effective Date. For purposes of her existing employment agreement with the Company, dated as of November 1, 2021, and the agreements governing her outstanding equity awards, Ms. Lynch’s departure will be treated as a termination without cause.

In connection with her departure, the Company and Ms. Lynch have entered into a Severance Agreement and General Release (the “Severance Agreement”), attached hereto as Exhibit 10.1 and incorporated herein by reference, which confirms her severance benefits and post-termination obligations under her employment agreement and the agreements governing her outstanding equity awards. The severance benefits to be received by Ms. Lynch under the Severance Agreement are consistent with those described under the caption “Potential Payments Upon Termination or Change of Control” in connection with a termination without cause in the Company’s Definitive Proxy Statement for its 2024 annual meeting of its stockholders, filed with the Securities and Exchange Commission on October 23, 2024.

In addition, Ms. Lynch and the Company have also entered into a strategic advisory agreement (the “Advisory Agreement”), pursuant to which Ms. Lynch will provide strategic advisory services to the Company from the Effective Date through September 26, 2025 (the “Advisory Period End Date”). Pursuant to the Advisory Agreement, Ms. Lynch will be entitled to receive (i) her base salary through the Advisory Period End Date at the same annual rate in effect as of the Effective Date, (ii) a prorated portion of her fiscal 2025 annual bonus under the Company’s Management Incentive Plan (for the period between the Effective Date and the Advisory Period End Date), based on actual Company performance, and (iii) one year’s COBRA premiums for continuation of health and dental coverage, payable in a lump sum. In addition, pursuant to the Advisory Agreement, Ms. Lynch’s vested stock appreciation rights must be exercised within 90 days of the Advisory Period End Date.

The foregoing descriptions of the Severance Agreement and the Advisory Agreement (included as an exhibit to the Severance Agreement) are qualified in their entirety by reference to the full text of the agreements, as attached hereto as Exhibit 10.1.

Item 7.01. Regulation FD Disclosure.

The Company issued a press release on May 27, 2025 announcing the leadership transition described in Item 5.02 above, which is furnished as Exhibit 99.1 to this report.

The information in this Item 7.01 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. This information shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference to such disclosure in this Current Report on Form 8-K in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Severance Agreement, dated May 26, 2025.
99.1	Press Release, dated May 27, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vail Resorts, Inc.
Date: May 27, 2025	By:	/s/ Julie A. DeCecco
Julie A. DeCecco
Executive Vice President and General Counsel